QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on December 8, 2004

Registration No. 333-119955

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
FILED PURSUANT TO RULE 462(d)
TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FIVE STAR QUALITY CARE, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	8051 (Primary Standard Industrial Classification Code Number)	04-3516029 (I.R.S. Employer Identification Number)

400 Centre Street
Newton, Massachusetts 02458
(617) 796-8387
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Evrett W. Benton, President
Five Star Quality Care, Inc.
400 Centre Street
Newton, Massachusetts 02458
(617) 796-8387
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William J. Curry, Esq. Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800	William J. Grant, Jr., Esq. Daniel D. Rubino, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after filing this Post-Effective Amendment No. 1 to Form S-1.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☒

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form S-1 (File No. 333-119955) is filed pursuant to Rule 462(d) under the Securities Act of 1933 solely to file additional exhibits to such registration statement.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.    Exhibits and financial statement schedules

The following exhibit is filed with this Post-Effective Amendment No. 1 to Form S-1:

1.1	Underwriting Agreement, dated December 7, 2004, by and between Five Star Quality Care, Inc. and UBS Securities LLC, as Representative of the several Underwriters named therein.
5.1	Legal Opinion of Venable LLP.

II-1

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on December 8, 2004.

FIVE STAR QUALITY CARE, INC.
By:	/s/ EVRETT W. BENTON Evrett W. Benton President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ EVRETT W. BENTON Evrett W. Benton	President and Chief Executive Officer	December 8, 2004
/s/ BRUCE J. MACKEY JR. Bruce J. Mackey Jr.	Chief Financial Officer and Treasurer (Principal accounting officer)	December 8, 2004
* Barry M. Portnoy	Managing Director	December 8, 2004
* Gerard M. Martin	Managing Director	December 8, 2004
* Bruce M. Gans	Director	December 8, 2004
* Barbara D. Gilmore	Director	December 8, 2004
* Arthur G. Koumantzelis	Director	December 8, 2004
*By:	/s/ EVRETT W. BENTON Evrett W. Benton Attorney-in-fact

II-2

Exhibit index

1.1	Underwriting Agreement, dated December 7, 2004, by and between Five Star Quality Care, Inc. and UBS Securities LLC, as Representative of the several Underwriters named therein.
5.1	Legal Opinion of Venable LLP.

QuickLinks

  INFORMATION NOT REQUIRED IN PROSPECTUS